UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S 4250 W

Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Asset Purchase Agreement

On March 2, 2018, PolarityTE, Inc., a Delaware corporation (the “Company”), along with its wholly owned subsidiary, Utah CRO Services, Inc., a Nevada corporation (“Acquisition Co.”), entered into an asset purchase agreement (the “APA”) with a Utah limited liability company (“Seller”), along with its related entity (“Seller Corp.”), wherein Seller Corp. agreed to sell the assets and rights to its preclinical research and veterinary sciences business and related real estate (as more fully described below). The business consists of a “good laboratory practices” (GLP) compliant preclinical research facility, including vivarium, operating rooms, preparation rooms, storage facilities, and surgical and imaging equipment. A broad range of veterinary services related to orthopedics, soft tissue surgery, neurosurgery, and non-surgical research and development are performed at the facilities and are intended to be utilized by the Company to expand its research and development capabilities for development of its skin, bone, muscle, cartilage, fat, and other technologies and derivative products and technologies related to the Company’s “TE” technology pipeline. The Company also intends to continue to operate and expand the contract preclinical research business currently operated by the Seller.

Pursuant to the APA, the $1.6 million purchase price is payable as follows: $266,667 payable at closing and, for the balance of the purchase price, the Company will enter into a promissory note for approximately $1.3 million at closing in favor of Seller Corp. payable in 5 equal installments beginning on the six (6) month anniversary of issuance and continuing on each 6 month anniversary thereafter with interest at the rate of 3.5% per annum.

The closing of the transaction contemplated by the APA is subject to customary terms and conditions including the satisfaction or waiver of all conditions as set forth in the APA.

Purchase and Sale Agreement

Concurrently with the execution and delivery of the APA, on March 2, 2018, the Company entered into a purchase and sale agreement (the “PSA”) with Seller to purchase the following:

(i) two parcels of real property in Cache County, Utah, consisting of approximately 1.75 combined gross acres of land; together with

(ii) any and all rights, privileges, easements, tenements, hereditaments, rights-of-way, and appurtenances that belong or appertain to, and/or are owned by or run in favor of Seller, including, without limitation, any and all rights to minerals, oil, gas, hydrocarbon substances, and other materials or substances on and under the land, as well as any and all development rights, entitlements, and land use approvals, air rights, water, and appurtenant water rights that pertain to or are associated with the land;

(iii) any and all buildings, structures, parking areas, paved areas, landscaped areas (including, without limitation, plants, trees, shrubbery, and other landscaping improvements), fixtures, and other improvements located on the land including, without limitation, any apparatus, equipment, and appliances used in connection with the use, operation, maintenance, and occupancy of the land, such as all electrical, mechanical, plumbing, and heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the land;

(iv) any and all maps, surveys, reports, studies, plans, specifications, drawings, warranties, appraisals, tests, inspections, and certificates of occupancy owned or held by Seller that pertain to or are associated with the land or the use, operation, and maintenance thereof;

(v) any and all intangible property owned or held by Seller that pertain to or are associated with the land or to the use, operation, and maintenance thereof, including, without limitation, all permits, authorizations, approvals, licenses, service contracts, management agreements, and other agreements relating to the land; and

(vi) any and all personal property owned by Seller located on the land or the improvements, including, without limitation, (a) any and all carpets, drapes, blinds, and other furnishings comprising a part of, or attached to, or located upon, the land or the improvements, (b) any and all appliances located on the land or the improvements and owned by Seller, and (c) any and all other machinery, equipment, and fixtures located on the land (collectively, (i) through (vi), the “Property”).

The purchase price for the Property is $2.0 million, of which $25,000 will be deposited by the Company into escrow with a title company within five days of execution of the PSA. The balance of the purchase price is to be paid at closing pursuant to a loan to be obtained by the Company from a lender of its choice.

The closing of the transaction contemplated by the PSA is subject to customary terms and conditions including financing conditions and the final, mutually approved versions of a deed and recordation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: March 8, 2018	/s/ John Stetson
John Stetson
Chief Financial Officer